EXHIBIT 99.1

Lawson Products, Inc. Announces Increases in Sales and Net Income for Third Quarter, 2004

PR Newswire -- October 26, 2004

DES PLAINES, Ill., Oct. 26 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS) reported third quarter net income of $5.6 million, or $.59 per share up 28.0% from $4.4 million, or $.46 per share a year earlier. Net sales increased by 8.1% from the prior year to a quarterly record $107.4 million. For the nine months ended September 30, 2004, the Company's 6.8% sales growth was the primary driver of a 42.1% increase in net earnings compared to the corresponding period in 2003.

"We continue to improve the fundamental operations of our businesses," said Robert J. Washlow, Chairman of the Board and CEO. "Our management team has focused on executing our operating plans for this year. We have been rewarded with another consecutive quarter of sales growth and significantly increased earnings."

Net sales by segment for the third quarter of 2004 and 2003 and for the nine months ended September 30, 2004 and 2003 are presented below:



                           Third Quarter              Nine Months Ended 9/30
    (Dollars in millions)   2004    2003   %change    2004    2003    % change

             MRO           $85.9   $82.1    + 4.6   $250.9  $241.8      + 3.8
             OEM            21.5    17.2    +25.0     61.6    50.7      +21.5
             Total        $107.4   $99.3    + 8.1   $312.5  $292.5      + 6.8


In the third quarter, sales in the Maintenance, Repair and Operations (MRO) segment grew by 4.6%, and sales in the Original Equipment Manufacturing (OEM) segment grew by 25.0% over the comparable period in the prior year. The MRO sales growth was driven by the addition of new customers and improved penetration of existing customers. The OEM sales growth in 2004 has been primarily driven by the addition of new customers in the domestic market.

Despite rising steel prices in 2004, the MRO segment has increased its year-to-date September gross profit margins to 72.3% in 2004 from 71.6% in the comparable period in 2003. In the same periods, OEM gross profit margins declined from 28.4% in 2003 to 26.6% in 2004 in conjunction with rapid sales growth and increased market penetration. The significant sales growth in the OEM segment this year has had the effect of slightly reducing overall gross profit margins compared to the prior year period.For the nine month period ended September 30, 2004, consolidated gross profit margins declined slightly from 64.1% in 2003 to 63.3% in 2004.

Earlier this month, the Company announced that its Board of Directors authorized the repurchase of an additional 500,000 shares of the Company's common stock. Combined with remaining shares on a previous authorization, the Company is authorized to repurchase approximately 590,000 shares of common stock at the time of this announcement.

Lawson Products is an international seller and distributor of products, services and systems to the industrial, commercial and institutional maintenance, repair and replacement marketplace. The Company also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries.

This press release, including Mr. Washlow's statements, may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those related to general economic conditions and market conditions in the original equipment manufacturers and maintenance, repair and replacement distribution industries in North America and to a lesser extent, the United Kingdom, the Company's ability to obtain new customers and manage growth, material or labor cost increases, competition in the Company's business, operating margin risk due to competitive pricing and operating efficiencies, seasonality, effectiveness of our sales and marketing programs, and the length of economic downturns in the Company's markets. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

                    LAWSON PRODUCTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED SUMMARY OF OPERATIONS
                                 (UNAUDITED)


                            Three Months Ended         Nine Months Ended
                               September 30,              September 30,
                            2004         2003          2004          2003


    Net Sales           $107,379,928  $99,300,936  $312,480,764  $292,484,605


    Gross Profit          66,712,666   63,952,593   197,756,379   187,553,885


    Operating Expenses(a) 58,399,477   57,059,942   171,189,568   168,075,076


    Operating Income(a)    8,313,189    6,892,651    26,566,811    19,478,809


    Income Before Taxes(a) 9,048,035    7,488,253    28,301,261    20,814,426


    Provision for Income
     Taxes                 3,462,000    3,124,000    10,872,000     8,551,000


    Net Income(a)         $5,586,035   $4,364,253   $17,429,261   $12,263,426


    Net Income per share
     of Common Stock:
         Basic                 $0.59        $0.46         $1.85         $1.29
         Diluted               $0.59        $0.46         $1.84         $1.29


    Weighted Average
     Shares Outstanding:
         Basic             9,390,337    9,491,561     9,439,655     9,491,541
         Diluted           9,422,258    9,510,883     9,467,505     9,509,607



    (a) In the third quarter of 2003, the Company recorded a pre-tax charge of $398,000, having an after-tax effect of $240,000, for the severance of certain management personnel. Year-to-date results include special pre-tax charges of $1,644,000, having an after-tax effect of $991,000, for the severance of certain management personnel.




    Condensed Consolidated Balance Sheets

    Lawson Products, Inc. and Subsidiaries


                                             September 30,      December 31,
                                                  2004              2003

                                               (UNAUDITED)
     Current Assets:

        Cash and Cash Equivalents              $28,048,775       $21,399,402

        Marketable Securities                    2,809,868         2,155,648

        Receivables, Net                        50,411,293        47,971,828

        Inventories, Net                        62,238,071        59,816,669

        Other Current Assets                     9,903,429        13,413,844


              Total Current Assets             153,411,436       144,757,391

     Property, Plant and Equipment, Net         40,259,369        42,946,041

     Other Assets, Net                          60,961,427        59,238,180


              Total Assets                    $254,632,232      $246,941,612


     Current Liabilities                       $37,715,365       $36,877,569

     Long Term Debt                                403,977         1,572,643

     Other Noncurrent Liabilities               36,040,367        35,141,265

     Stockholders' Equity                      180,472,523       173,350,135


              Total Liabilities and Equity    $254,632,232      $246,941,612